Walmart U.S. Q1 comp sales1 grew 10.0% and Walmart U.S. eCommerce sales grew 74%,
Q1 FY21 GAAP EPS of $1.40; Adjusted EPS2 of $1.18,
Company incurs incremental costs related to COVID-19 of nearly $900 million,
Provides update on the business amid global health pandemic

The company’s net sales and operating results were significantly affected by the outbreak of COVID-19. Unprecedented demand for products across multiple categories led to strong top-line results. Certain incremental costs negatively affected operating income, including costs associated with enhanced wages and benefits as well as safety and sanitation.

“More than ever, the news this quarter is our amazing associates. They are rising to the challenge to serve our customers and our communities. I’m proud of how they’re adapting and performing. Our omnichannel strategy, enabling customers to shop in seamless, flexible ways, is built for serving the needs of customers during this crisis and in the future.”
Doug McMillon
President and CEO, Walmart

Total revenue was $134.6 billion, an increase of $10.7 billion, or 8.6%. Excluding currency[2], total revenue would have increased 9.7% to reach $135.9 billion.
Walmart U.S. comp sales[1] increased 10.0%, led by strength in food, consumables, health & wellness and some general merchandise categories.
Walmart U.S. eCommerce sales grew 74% with strong results for grocery pickup and delivery services, walmart.com and marketplace.
Due to continued strength of the Walmart.com brand, the company will discontinue Jet.com. The acquisition of Jet.com nearly four years ago was critical to accelerating our omni strategy.
Sam’s Club comp sales[1] increased 12.0%, led by in-club transactions. eCommerce sales grew 40%. Reduced tobacco sales negatively affected comp sales by approximately 410 basis points.

Net sales at Walmart International were $29.8 billion, an increase of 3.4%. Changes in currency rates negatively affected net sales by approximately $1.3 billion. As a reminder, with the exception of Canada, all other international markets report on a one month lag.

Consolidated gross profit rate declined 66 basis points primarily as a result of the carryover of investments in price from last year, a shift in the sales mix to lower-margin categories and channels as well as some markdowns in general merchandise.

Consolidated operating expenses leveraged 62 basis points despite incremental costs related to COVID-19.

Consolidated operating income was $5.2 billion, an increase of 5.6% and included lower losses in Walmart U.S. eCommerce compared to Q1 FY20. Excluding currency[2], operating income would have increased 6.6%.

Adjusted EPS[2] excludes only the effects of an unrealized gain of $0.22, net of tax, on the company’s equity investment in JD.com.

Fiscal 2021 full year guidance
Due to unprecedented variability in the macro environment brought on by COVID-19, the company is withdrawing financial guidance for fiscal year 2021.

“The decision to withdraw guidance reflects significant uncertainty around several key external variables and their potential impact on our business and the global economy, including: the duration and intensity of the COVID-19 health crisis globally, the length and impact of stay-at-home orders, the scale and duration of economic stimulus, employment trends and consumer confidence,” said Brett Biggs, Walmart Inc. chief financial officer. “Our business fundamentals are strong, and our financial position is excellent. Customers trust us to deliver on our brand promise, and I’m confident in our ability to perform well in most any environment. While the short-term environment will be challenging, we’re positioned well for long-term success in an increasingly omni world.” added Biggs.

1 13-week period ended May 1, 2020 compared to 13-week period ended April 26, 2019, and excludes fuel. See Supplemental Financial Information for additional information
2 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	May 19, 2020	stock.walmart.com

COVID-19 Response to Date
“The company’s approach to leadership through shared value has never been more evident than it is now. From associates to customers to communities, shareholders and more, Walmart is working hard to make a difference,” added McMillon.
Support for Associates

•	Announced special cash bonuses to all hourly associates in the U.S. totaling approximately $755 million

•	Accelerated payment of first-quarter MyShare bonuses of nearly $170 million

•	Expanded pay temporarily by $2 per hour in U.S. fulfillment centers

•	Created COVID-19 Emergency Leave policy

•	Implemented an option for associates to receive weekly access to earned wages

•	Provided access to free telehealth appointments through Doctors on Demand

•	Provided face masks and gloves

•	Installed sneeze guards at checkouts and other points of sale

•	Encouraged social distancing through signage, including floor markers and directional traffic arrows

•	Launched a new Living Better video series

•	Implemented remote working for office associates
Support for Customers

•	Reduced store operating hours to enable enhanced cleaning and sanitizing

•	Launched Express Delivery in the U.S. to allow customers the option of having their orders delivered to their door in under two hours

•	Expanded slot capacity in the U.S. for existing pickup and delivery services

•	Expanded ship from store option temporarily for orders placed on Walmart.com to approximately 2,500 stores

•	Expanded the SNAP online pilot to more states in the U.S. in coordination with the USDA

•	Expanded curbside pharmacy pickup and mail-to-home options in the U.S.

•	Launched a new concierge service at Sam’s Club to offer seniors and those most at-risk a contact-free service

•	Introduced “Hero Hours” at Sam’s Club for those serving on the frontlines

•	Launched same-day delivery through Sam’s Club in Mexico

•	Expanded capabilities in Mexico to support the growth in demand for same-day delivery options

•	Launched pickup in China

•	Accelerated launch of a new chat service through PhonePe to enable conversations between users

•	Expanded Scan & Go Mobile to most stores in the U.K. to encourage contact-free shopping

•	Expanded online grocery capacity in the U.K.

•	Launched contact-free grocery delivery in Canada

•	Announced partnership between Flipkart and Uber to deliver everyday essentials to customers
Support for Communities

•	Hired more than 235,000 new associates in the U.S.

•	Provided $35 million in philanthropic support

•	Focused $10 million of philanthropic support to food security

•	Launched 139 COVID-19 testing sites in store parking lots with an additional 44 planned by the end of May

•	Partnered with Salesforce and State Farm to provide face masks and shoe coverings to healthcare workers

•	Waived or discounted rent payments for U.S. property partners for April and May

•	Simplified the process to qualify for the company’s Supply Chain Finance Program

•	Partnered with McKesson to distribute millions of gowns and coveralls to healthcare workers

•	Donated 21 tons of fresh produce and flowers to first responders and healthcare workers through Sam’s Club

•	Committed to donating $1 million through Sam’s Club to help small businesses meet financial gaps

•	Partnered with Feeding America to launch ‘Fight Hunger. Spark Change’ online donations early

•	Launched deliveries of food and supplies directly to hospital workers in Canada

•	Donated 250 tons of food to more than 20,000 senior citizens in Mexico

•	Created online priority shopping passes for those most at risk in the U.K.

NYSE: WMT	May 19, 2020	stock.walmart.com

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q1 FY21	Q1 FY20	Change

Revenue	$134.6	$123.9	$10.7	8.6%
Revenue (constant currency)[1]	$135.9	$123.9	$12.0	9.7%
Operating income	$5.2	$4.9	$0.3	5.6%
Operating income (constant currency)[1]	$5.3	$4.9	$0.3	6.6%

Free Cash Flow[1]	Q1 FY21	$ Change	Returns to Shareholders	Q1 FY21	% Change
Operating cash flow	$7.0	$3.5	Dividends	$1.5	0.6%
Capital expenditures	$1.8	-$0.5	Share repurchases[2]	$0.7	-66.1%
Free cash flow[1]	$5.3	$3.9	Total	$2.3	-38.4%

Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q1 FY21	Q1 FY20	Change
Net sales	$88.7	$80.3	$8.4	10.5%
Comp sales (ex. fuel)[3]	10.0%	3.4%	NP	NP
Transactions	-5.6%	1.1%	NP	NP
Average ticket	16.5%	2.3%	NP	NP
eCommerce[4]	~390 bps	~180 bps	NP	NP
Operating income	$4.3	$4.1	$0.2	3.9%

	Q1 FY21	Q1 FY20	Change
Net sales	$29.8	$28.8	$1.0	3.4%
Net sales (constant currency)[1]	$31.0	$28.8	$2.2	7.8%
Operating income	$0.8	$0.7	$0.1	9.2%
Operating income (constant currency)[1]	$0.9	$0.7	$0.1	15.6%

	Q1 FY21	Q1 FY20	Change

Net sales	$15.2	$13.8	$1.3	9.6%
Comp sales (ex. fuel)[3]	12.0%	0.3%	NP	NP
Transactions	11.9%	4.7%	NP	NP
Average ticket	0.1%	-4.4%	NP	NP
eCommerce[4]	~170 bps	~150 bps	NP	NP
Operating income	$0.5	$0.5	$0.0	9.5%
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $5.0 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 6 million shares in the first quarter of fiscal 2021.
3 13-week period ended May 1, 2020 compared to 13-week period ended April 26, 2019, and excludes fuel. See Supplemental Financial Information for additional information.
4 Beginning in Q1 FY21, we revised our definition of eCommerce net sales to include certain pharmacy transactions. Accordingly, we revised prior period amounts for Walmart U.S. and Sam’s Club to be consistent with the current year’s presentation.
NP - Not provided

NYSE: WMT	May 19, 2020	stock.walmart.com

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 265 million customers and members visit approximately 11,500 stores under 56 banners in 27 countries and eCommerce websites. With fiscal year 2020 revenue of $524 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact Dan Binder, CFA (479) 258-7172	Media Relations contact Randy Hargrove (800) 331-0085
Forward-Looking Statements
This release contains statements, including statements that relate to our withdrawal of guidance, that may be"forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of the COVID-19 pandemic on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; our ability to successfully integrate acquired businesses, including within the eCommerce space; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average ticket in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; trends in consumer shopping habits around the world and in the markets in which we operate; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; changes in the credit ratings assigned to our commercial paper and debt securities by credit rating agencies; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; transportation, energy and utility costs; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident-related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; consumer enrollment in health and drug insurance programs and such programs' reimbursement rates and drug formularies; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events and catastrophic events; and changes in generally accepted accounting principles in the United States.
Our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the presentations. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made in the presentation are as of the date of this meeting. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	May 19, 2020	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions, except per share data)	2020	2019	Percent Change
Revenues:
Net sales	$133,672	$122,949	8.7%
Membership and other income	950	976	(2.7)%
Total revenues	134,622	123,925	8.6%
Costs and expenses:
Cost of sales	102,026	93,034	9.7%
Operating, selling, general and administrative expenses	27,372	25,946	5.5%
Operating income	5,224	4,945	5.6%
Interest:
Debt	510	588	(13.3)%
Finance lease obligations	82	85	(3.5)%
Interest income	(43)	(48)	(10.4)%
Interest, net	549	625	(12.2)%
Other (gains) and losses	(721)	(837)	(13.9)%
Income before income taxes	5,396	5,157	4.6%
Provision for income taxes	1,322	1,251	5.7%
Consolidated net income	4,074	3,906	4.3%
Consolidated net income attributable to noncontrolling interest	(84)	(64)	31.3%
Consolidated net income attributable to Walmart	$3,990	$3,842	3.9%

Net income per common share:
Basic net income per common share attributable to Walmart	$1.41	$1.34	5.2%
Diluted net income per common share attributable to Walmart	$1.40	$1.33	5.3%

Weighted-average common shares outstanding:
Basic	2,831	2,869
Diluted	2,849	2,886

Dividends declared per common share	$2.16	$2.12

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	April 30,	January 31,	April 30,
(Amounts in millions)	2020	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$14,930	$9,465	$9,255
Receivables, net	5,029	6,284	5,342
Inventories	41,217	44,435	44,751
Prepaid expenses and other	2,152	1,622	2,391
Total current assets	63,328	61,806	61,739

Property and equipment, net	101,872	105,208	104,604
Operating lease right-of-use assets	16,895	17,424	16,833
Finance lease right-of-use assets, net	4,611	4,417	3,804
Goodwill	29,416	31,073	31,416
Other long-term assets	16,770	16,567	16,148
Total assets	$232,892	$236,495	$234,544

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$4,048	$575	$4,828
Accounts payable	44,096	46,973	45,110
Dividends payable	4,588	—	4,551
Accrued liabilities	20,377	22,296	21,023
Accrued income taxes	1,303	280	729
Long-term debt due within one year	5,983	5,362	1,464
Operating lease obligations due within one year	1,729	1,793	1,748
Finance lease obligations due within one year	523	511	435
Total current liabilities	82,647	77,790	79,888

Long-term debt	43,006	43,714	47,425
Long-term operating lease obligations	15,669	16,171	15,719
Long-term finance lease obligations	4,474	4,307	3,810
Deferred income taxes and other	12,986	12,961	12,792

Commitments and contingencies

Equity:
Common stock	284	284	286
Capital in excess of par value	2,983	3,247	2,734
Retained earnings	81,141	83,943	76,276
Accumulated other comprehensive loss	(16,168)	(12,805)	(11,091)
Total Walmart shareholders’ equity	68,240	74,669	68,205
Noncontrolling interest	5,870	6,883	6,705
Total equity	74,110	81,552	74,910
Total liabilities and equity	$232,892	$236,495	$234,544

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions)	2020	2019
Cash flows from operating activities:
Consolidated net income	$4,074	$3,906
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	2,791	2,714
Unrealized (gains) and losses	(783)	(783)
Deferred income taxes	84	124
Other operating activities	(51)	75
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	924	970
Inventories	2,221	(421)
Accounts payable	(1,183)	(1,854)
Accrued liabilities	(2,109)	(1,514)
Accrued income taxes	1,049	346
Net cash provided by operating activities	7,017	3,563

Cash flows from investing activities:
Payments for property and equipment	(1,752)	(2,205)
Proceeds from the disposal of property and equipment	60	42
Proceeds from disposal of certain operations	—	833
Payments for business acquisitions, net of cash acquired	(10)	(56)
Other investing activities	6	251
Net cash used in investing activities	(1,696)	(1,135)

Cash flows from financing activities:
Net change in short-term borrowings	3,542	(399)
Proceeds from issuance of long-term debt	—	3,978
Repayments of long-term debt	—	(364)
Dividends paid	(1,529)	(1,520)
Purchase of Company stock	(723)	(2,135)
Dividends paid to noncontrolling interest	—	(96)
Other financing activities	(725)	(310)
Net cash provided by (used in) financing activities	565	(846)

Effect of exchange rates on cash, cash equivalents and restricted cash	(415)	(46)

Net increase in cash, cash equivalents and restricted cash	5,471	1,536
Cash, cash equivalents and restricted cash at beginning of year	9,514	7,756
Cash, cash equivalents and restricted cash at end of period	$14,985	$9,292

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	April 30,			April 30,
(dollars in millions)	2020	2019	Percent Change	2020	2019	Percent Change
Walmart U.S.	$88,743	$80,344	10.5%	$4,302	$4,142	3.9%
Walmart International	29,766	28,775	3.4%	806	738	9.2%
Sam’s Club	15,163	13,830	9.6%	494	451	9.5%
Corporate and support	—	—	N/A	(378)	(386)	-2.1%
Consolidated	$133,672	$122,949	8.7%	$5,224	$4,945	5.6%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	5/1/2020	4/26/2019	5/1/2020	4/26/2019	5/1/2020	4/26/2019
Walmart U.S.	9.9%	3.4%	10.0%	3.4%	-0.1%	0.0%
Sam’s Club	8.5%	1.1%	12.0%	0.3%	-3.5%	0.8%
Total U.S.	9.7%	3.0%	10.3%	2.9%	-0.6%	0.1%

Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the Company’s financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior year period’s currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2020.

	Three Months Ended April 30,
	Walmart International		Consolidated
(Dollars in millions)	2020	Percent Change[1]	2020	Percent Change[1]
Total revenues:
As reported	$30,052	3.4%	$134,622	8.6%
Currency exchange rate fluctuations	1,295	N/A	1,295	N/A
Constant currency total revenues	$31,347	7.8%	$135,917	9.7%

Net sales:
As reported	$29,766	3.4%	$133,672	8.7%
Currency exchange rate fluctuations	1,254	N/A	1,254	N/A
Constant currency net sales	$31,020	7.8%	$134,926	9.7%

Operating income:
As reported	$806	9.2%	$5,224	5.6%
Currency exchange rate fluctuations	47	N/A	47	N/A
Constant currency operating income	$853	15.6%	$5,271	6.6%
1 Change versus prior year comparable period.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $7.0 billion for the three months ended April 30, 2020, which increased when compared to $3.6 billion for the three months ended April 30, 2019 due to the accelerated timing of inventory sell-through in the current period primarily related to the impacts of COVID-19, as well as the timing of vendor and other payments. We generated free cash flow of $5.3 billion for the three months ended April 30, 2020, which increased when compared to $1.4 billion for the three months ended April 30, 2019 due to the same reasons as the increase in net cash provided by operating activities, as well as $0.5 billion in decreased capital expenditures.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Three Months Ended
	April 30,
(Dollars in millions)	2020	2019
Net cash provided by operating activities	$7,017	$3,563
Payments for property and equipment (capital expenditures)	(1,752)	(2,205)
Free cash flow	$5,265	$1,358

Net cash used in investing activities[1]	$(1,696)	$(1,135)
Net cash provided by (used in) financing activities	565	(846)
1 “Net cash used in investing activities” includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized gains and losses on the company’s equity investment in JD.com each quarter because although the Company’s investment in JD.com was a strategic decision for the company’s retail operations in China, management’s measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Additionally, management does not forecast changes in fair value of its equity investments. Accordingly, management adjusts EPS each quarter for the unrealized JD.com investment gains and losses each quarter.
We have calculated Adjusted EPS for the three months ended April 30, 2020 by adjusting EPS for unrealized gains and losses on the company’s equity investment in JD.com.

	Three Months Ended April 30, 2020
Diluted earnings per share:
Reported EPS			$1.40

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Unrealized (gains) and losses on JD.com investment	$(0.27)	$0.05	$(0.22)

Adjusted EPS			$1.18
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.

As previously disclosed in our first quarter ended April 30, 2019 press release, we have calculated Adjusted EPS for the three months ended April 30, 2019 by adjusting EPS for the unrealized gains and losses on our JD.com investment.

	Three Months Ended April 30, 2019
Diluted earnings per share:
Reported EPS			$1.33

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Unrealized (gains) and losses on JD.com investment	$(0.27)	$0.07	$(0.20)

Adjusted EPS			$1.13
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.